UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                Commission File Number: 0-25346


(Check One):
 |X| Form 10-K  |_| Form 20-F  |_| Form 11-K  |_| Form 10-Q  |_| Form N-SAR

For Period Ended: September 30, 2002

 |_| Transition Report on Form 10-K
 |_| Transition Report on Form 20-F
 |_| Transition Report on Form 11-K
 |_| Transition Report on Form 10-Q
 |_| Transition Report on Form N-SAR
 For the Transition Period Ended: ______________________________

  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _______________________________


PART I -- REGISTRANT INFORMATION


                      Transaction Systems Architects, Inc.
                    ----------------------------------------
                           (Full Name of Registrant)


                    ----------------------------------------
                          (Former Name if Applicable)


                             224 South 108th Avenue
         -------------------------------------------------------------
           Address of Principal Executive Office (Street and Number)


                             Omaha, Nebraska 68154
                         ------------------------------
                           (City, State and Zip Code)

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     | (a) The reasons described in reasonable detail in Part III of this form
     |     could not be eliminated without unreasonable effort or expense;
     | (b) The subject annual report, semi-annual report, transition report on
     |     Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will
     |     be filed on or before the fifteenth calendar day following the
 |X| |     prescribed due date; or the subject quarterly report or transition
     |     report on Form 10-Q, or portion thereof, will be filed on or before
     |     the fifth calendar day following the prescribed due date; and
     | (c) The accountant's statement or other exhibit required by Rule
     |     12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Registrant previously announced that it will be restating its financial statements for fiscal years 1999, 2000 and 2001, as well as restating its previously announced 2002 quarterly results. The restatement of its financial results will be made upon completion of the re-audit of the Registrant's financial statements for fiscal 2000 and 2001. The re-audit process has been time consuming and complicated by the change in the Registrant's independent accountants from Arthur Andersen LLP to KPMG LLP.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

           Dwight G. Hanson                  (402)              334-5101
--------------------------------------  ---------------  ----------------------
                (Name)                    (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? |X| Yes |_| No

    If the answer is no, identify report(s).


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                |X| Yes  | | No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

        A reasonable estimate of the results can not be made at this time. See Part III of this notification for information regarding the Registrant's re-audit process.

                      Transaction Systems Architects, Inc.
                ------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  December 31, 2002                 By:       /s/ Dwight G. Hanson
     ---------------------                  ------------------------------------
                                                      Dwight G. Hanson
                                             Chief Financial Officer, Treasurer
                                                  and Senior Vice President